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E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

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DuPont: Focus on the May 13 Annual Meeting of Stockholders

We always prefer to work with management teams and boards out of the public eye. In the case of DuPont, we worked for nearly 18 months “behind the scenes.” Though we have never seen a company so unwilling to “engage,” we were very patient and respectful as we attempted to show management and the lead director a path to making DuPont’s business segments best-in-class operationally. We explained that the company would not achieve management’s publicly stated goals of 7% sales growth and 12% EPS growth while five of their seven operating segments underperform peers and the company’s own targets. It is important to understand that in December 2013 the lead director encouraged us to hold the Board accountable if the company did not achieve its targets in 2014. After the company lowered guidance for the third year in a row in mid-year 2014, we asked for one board seat for Ed, which was rejected, and then later for Nelson, which was also rejected. We simply could no longer be passive while the management team and Board continued to falter. As a result, we launched our proxy contest in early 2015, our first since Heinz in 2006.

Over the last several months, members of our DuPont team (consisting of Nelson, Ed, partners Matt Peltz, Brian Schorr and Brian Jacoby along with other members of the investment team) have met with approximately 50 DuPont stockholders, representing about 41% of the shares outstanding. We have approached these conversations clinically and quantitatively, with a focus on Trian’s plan to fix the company’s chronic underperformance (e.g., EPS in 2012, 2013, 2014 was, and according to company guidance in 2015 will be, lower than in 2011), poor board oversight and weak corporate governance. We believe that our fellow owners of DuPont have been receptive to our analysis and the credentials of our four nominees, Nelson, John Myers (Former President & CEO of GE Asset Management), Art Winkleblack (Former EVP & CFO at H.J. Heinz) and Bob Zatta (Former Acting CEO and long-time CFO at Rockwood Holdings) (and Ed, as the alternate).

We have also tried to reach a settlement with DuPont since launching the proxy contest, but DuPont’s leadership has been highly resistant to having a Trian principal on the board, something we believe is necessary to eliminate management’s “information advantage” over the Board and to eliminate misleading and dangerous rhetoric. Importantly, when a Trian principal is on a board, the relevant members of the Trian investment team provide our representative(s) and through them the rest of the Board with extensive analytical support. In addition, the Trian team develops relationships up and down the organization chart. As a result, we can better evaluate operating and strategic opportunities, which, in turn, accrues to the benefit of the entire board in its oversight of the company and its fiduciary responsibility to shareholders. While DuPont has worked to portray our potential board involvement as “intrusive” during the proxy contest, history suggests the result is a long-lasting and positive impact on company performance and shareholder value through collaborative relationships with management and other board members. This is our “secret sauce” and is the method by which we are able to turn around companies that are struggling to grow earnings. Annual adjusted EPS growth for Trian investments during the 5-year period prior to Trian’s investment are an average of 3.5%, whereas EPS growth during Trian’s investment period averages 8.3%, nearly 2.5x greateri. A number of executives and other business leaders who have served or serve with us on boards or with whom we have worked have provided statements regarding our work in the boardroom and with our portfolio companies. These statements are attached in Appendix C.

i See Appendix B for accompanying data, notes and disclaimers

The DuPont Annual Meeting of stockholders is on May 13th. The final stage of the proxy contest began after the issuance of the recommendations of the leading independent significant proxy advisors: Institutional Shareholder Services, Inc. (“ISS”), Glass Lewis and Egan-Jones. These recommendations are a focal point for us, DuPont’s leadership, and the company’s institutional stockholders, who typically begin to vote after the proxy advisors have weighed in. ii

–	On April 27th, ISS recommended that DuPont stockholders vote for Nelson and John H. Myers, saying that we made a compelling case for change, and that the “…Trian method, providing its executives who go on boards with extensive analytic support throughout their tenures, may be not simply desirable, but necessary to drive the appropriate change.” Their recommendation also highlighted the strength of Trian’s other nominees, Robert Zatta and Art Winkleblack, saying they’re “well-qualified, particularly given their experience as CFO’s with significant strategic responsibilities.”
–	On April 28th, Glass Lewis recommended that DuPont stockholders vote for Nelson. In its analysis, Glass Lewis noted that “owing to Trian’s $1.8 billion at stake, Mr. Peltz is uniquely qualified, perhaps more than any other director nominee this year, to promote an ownership mentality that comes from a large and more direct financial interest in the Company. We also note that his addition may help restore any credibility lost in the eyes of investors following the CEO’s recent stock sales.” They went on to say that “in this case, we believe Trian has identified legitimate concerns at DuPont, primarily related to operational execution and management accountability, which we believe substantiate the Dissident’s central thesis that the Company is not performing to its full potential -- and that significant value may yet be created by further addressing Trian’s ongoing criticisms.”
–	On May 4th, Egan-Jones recommended that DuPont stockholders vote for all four of Trian’s nominees. In its report, Egan-Jones noted that, “In arriving at this conclusion, we have considered the following; there is ample evidence of unnecessary large administrative costs, the company as a whole as well as the Board of Directors seems to lack focus, our belief that current economic conditions along with firm size are protecting the Company from the market, and the measured disciplined approach proposed by the dissidents to correct these issues.”

Needless to say, we were gratified that ISS, Glass Lewis and Egan-Jones, support our efforts to hold the board accountable for DuPont’s consistent underperformance and are hopeful that stockholders will consider these independent views as they determine which 12 nominees to support for election to the DuPont board.

iiTrian neither sought nor obtained permission to publish the statements from ISS, Glass Lewis and Egan-Jones contained herein

In the meantime, we would note that regardless of the outcome on May 13th, our investment in DuPont is truly a “win” for Trian and DuPont stockholders with total shareholder return up significantly since we invested. Our presence and our quiet (and more recent public) prodding has also resulted in a number of significant initiatives at DuPont since we went public with our position in mid-2013, including:

-	Operations:
o	The Fresh Start Initiative, targeting $925 million of cost saving
-	M&A:
o	Spinning off Chemours tax efficiently (versus selling for cash)
o	Other divestitures, including Glass Lamination Solutions, DuPont Hotel/Country Club/Theater and Cooper Fungicide Business
-	Capital Allocation & Governance:
o	A $5 billion share buyback program
o	Commitment to return $4 billion of capital to stockholders resulting from the Chemours spin
o	Appointment of Messrs. Breen and Gallogly to the board of directors
o	Amendment of key performance indicators for 2015 compensation
o	Limited enhancement of Chemours proposed corporate governance

We believe there is still significant room for growth. We look forward to finishing the proxy contest and feel confident we can make a difference on the DuPont board if elected.

* * *

On April 21, 2015, Trian hosted a lunch presentation for DuPont shareholders and sell-side analysts to discuss DuPont’s underperformance and to further our case for board representation at DuPont. That same morning, DuPont reported Q1 2015 earnings that were “more of the same.” Operating EPS came in at $1.34 per share, a 15% year-over-year decline, primarily driven by a 9.4% year-over-year decline in revenue across the business, driven by weakness in the Agriculture and Performance Chemicals businesses. Foreign currency headwinds played a large part in the year-over-year declines (DuPont’s business is ~55% outside of North America); however, even excluding the impact of currency, results were still uninspiring: organic revenue declined at -1% and Operating EPS (ex-currency) grew at 1%. DuPont revised guidance for the full year to the “low end” of the previously communicated range of $4.00 - $4.20.

It is important to note that the first quarter of any given year for DuPont usually represents approximately 40% of full year earnings, as the earnings of DuPont’s agriculture segment (which accounts for ~40% of the company’s full year earnings) are heavily weighted in the first quarter (farmers’ primary planting season). As such, Trian questions whether DuPont can meet the revised guidance, given that the company is lapping significant “one-timers” taken in 2014 (one-time reduction in performance-based compensation and non-recurring gains on sales). We estimate that DuPont must grow EPS approximately 29% in the remaining three quarters of the year to meet its revised guidance.

Other Q1 2015 developments of note:

-	DuPont increased its quarterly dividend to $0.47/share, a 4% increase
-	DuPont’s 2015 guidance now contemplates $0.40 of cost cuts related to the “Fresh Start Initiative”, up from the previous estimate of $0.35
-	The company committed to a July 1, 2015 spin date for Chemours (the Performance Chemicals segment), which was initially announced in October 2013

* * *

•	On May 4, Egan-Jones recommended DuPont shareholders vote on Trian’s GOLD proxy card to elect Nelson, John Myers, Arthur Winkleback and Robert Zatta to the DuPont Board of Directors
•	On April 29, Glass Lewis recommended DuPont shareholders vote on Trian’s GOLD proxy card to elect Nelson to the DuPont Board of Directors
•	On April 27, ISS recommended DuPont shareholders vote on Trian’s GOLD proxy card to elect Nelson Peltz and John Myers to the DuPont Board of Directors
•	On April 21, DuPont announced Q1 2015 results:
	–	EPS of $1.34, which includes a $0.25 per share negative impact from currency in segment results
	–	Sales were $9.2 billion, down 9% versus prior year primarily due to impacts from currency (6%), portfolio changes (2%) and industry-wide headwinds in Agriculture and Performance Chemicals.
	–	Cost reductions from operational redesign contributed $0.10 per share to first-quarter operating earnings; 2015 total cost savings expected to increase from $0.35 to approximately $0.40 per share.
	–	Estimated negative currency impact in 2015 increased to approximately $0.80 per share, up from the $0.60 per share previously communicated; Company now expects to be at the low end of the previously communicated outlook range of $4.00-$4.20 operating earnings per share, including Performance Chemicals segment.
•	On February 5, DuPont appointed Edward Breen and James Gallogly as independent directors to the Board, replacing long-time directors Curtis Crawford and Richard Brown, who will serve as directors on the board of Chemours post spin-off (expected to be completed July 2015)

* * *

Appendix B: Excerpts from “Trian’s Discussion Points” – April 21, 2015

Filed with the Securities Exchange Commission on April 21, 2015

Trian Has A Demonstrated Ability To Drive Operational Improvements

▪	Trian has a long track record of working with its portfolio companies to help grow earnings
▪	We have seen the impact of our active involvement and constructive engagement stretch well beyond just the period of our investment
▪	As the charts below indicate, when measuring annual adjusted EPS growth since the time of Trian’s initial investment through the present, our portfolio companies have on average generated significant EPS outperformance
▪	Based on this track record, Trian believes it can help DuPont grow earnings significantly

Source: Company filings, Bloomberg

(1)	Adjusted earnings per share (“EPS”) is defined as net income excluding specifically identified items divided by the weighted average number of diluted shares outstanding during the fiscal year. Trian believes that using EPS on an adjusted basis for this analysis provides a more accurate representation of a company’s operating performance across time periods. Adjustments to net income include, but are not limited to, certain non-cash items (e.g., impairments, intangibles amortization, non-cash interest), non-recurring items (e.g., one-time gains and/or losses, restructuring costs, extraordinary items) and non-operational items (e.g., acquisition costs, legal settlements, hedges).
(2)	“Core and Other Trian Investments” refers to the same population of Trian investments used for the Total Shareholder Return (TSR) analysis described on the following page of this letter. Please refer to the summary chart on such page for the names of the “Core Trian Investments” and “Other Trian Investments” used in the TSR analysis and the criteria used to select such investments. Such investments do not represent all of the investments purchased or sold for Trian’s clients.
(3)	The Annual Adjusted EPS Growth during the “Prior 5-Year Period” represents the compound annual growth rate (“CAGR”) calculated using the company’s Adjusted EPS on the “pre-investment date” versus the Adjusted EPS five years prior to such date. For purposes of this analysis, the “pre-investment date” for each Trian portfolio company was established as the portfolio company’s (forward or backward-looking) fiscal year-end that was closest to Trian’s initial investment date.
(4)	The Annual Adjusted EPS Growth during the Time Period represents the CAGR calculated using the company’s Adjusted EPS on the “pre-investment date” versus the Adjusted EPS through either calendar year 2014 or the last full fiscal year prior to the last day of public trading of the company’s stock.

Note: While Trian may believe that earnings per share growth during the Time Period is attributable in large part to the cumulative effects of the implementation of operational and strategic initiatives during the period of Trian’s active involvement and beyond, there is no objective method to confirm what portion of such growth was attributable to Trian’s efforts and what may have been attributable to other factors. The EPS Growth figures on this page should not construed as an indication of the performance of the funds managed by Trian and it should not be assumed that any or all of the investments included in this analysis were or will be profitable in any of the funds managed by Trian. Past performance is not an indication of future results.

Trian Has A Track Record Of Helping Companies Outperform The Market Over The Long Term

▪	Trian has a track record of adding value in the Boardroom, improving both operating results and share price performance.

				Cumulative
				Total Shareholder		Annual Bps of
		Highest % of Total	Time	Return (TSR) (3)		Outperformance
		Company Owned	Horizon	Over Time Horizon		Over Time Horizon
	Company	by Trian (1)	(Years) (2)	Stock	S&P 500 (4)	vs. S&P 500
	*Wendy’s / Tim Hortons	20.3%	9.4	314%	110%	805	bps
	Cadbury / Dr Pepper Snapple	4.4%	8.3	261%	78%	944
	Tiffany & Co.	8.7%	8.2	147%	76%	448
	*Mondelez / Kraft Foods	3.1%	8.0	167%	74%	590
	*H.J. Heinz	4.3%	7.3	177%	53%	890
	*Legg Mason	11.4%	6.2	227%	175%	333
	Family Dollar	8.5%	5.3	183%	105%	720
Core Trian	Domino’s Pizza	9.9%	4.0	518%	72%	4,275
Investments (5)	State Street	3.3%	4.1	90%	77%	201
	*Ingersoll-Rand / Allegion	7.1%	3.2	154%	70%	1,575
	Lazard	6.0%	3.2	128%	68%	1,194
	InterContinental Hotels Group	4.0%	3.1	107%	65%	880
	PepsiCo	1.3%	2.5	50%	57%	(211)
	Danone	1.0%	2.5	51%	57%	(185)
	DuPont	2.7%	2.1	54%	42%	485
	The Bank of New York Mellon	2.7%	1.1	33%	17%	1,393
Other Trian Investments (at or above 4.2%) (6)	Cracker Barrel Old Country Store	4.9%	9.5	410%	112%	1,054
	Cheesecake Factory	14.0%	7.5	124%	64%	459
	Chemtura	4.3%	4.0	(96%)	(7%)	(5,320)
	Peet’s Coffee & Tea	4.8%	1.8	81%	15%	3,008
Average Outperformance						677	bps
Average Outperformance for Companies on which Nelson Peltz Serves or has Served on the Board						839	bps

Notes

*Denotes a board on which Nelson Peltz serves or has served

(1) Represents the highest percentage of the company’s outstanding shares held across all of Trian’s equity investment vehicles at any point during the life of the investment.

(2) Time horizon is defined as from the date of Trian’s first purchase through the earlier of 4/16/2015 or last day of public trading.

(3) The TSR figures in the column titled “Stock” reflect the change in the stock price of each company referenced plus the effect of dividends received over the relevant time period. The TSR figures in the Stock column should not be construed as an indication of the performance of the funds managed by Trian and it should not be assumed that any or all of these investments were or will be profitable in any of the funds managed by Trian.

(4) We highlight the S&P 500 Index (the “Index”) here only as widely recognized index, however, for various reasons the performance of the Index and that of the individual companies included in this chart may not be comparable. Reference to the S&P 500 used in this chart shall mean the S&P 500 Total Return Index, which includes the price changes of all underlying stocks and all dividends reinvested. S&P data is obtained from Bloomberg using the SPX ticker with the inclusion of dividend re-investment.

(5) This category includes all of the investments made by Trian since Trian’s inception in November 2005 (through March 2015): (i) for which Trian has filed a Schedule 13D or 13G or made a similar non-U.S. filing or other notification with respect to its investment in the company or (ii) that were or are a publicly disclosed activist position in which funds managed by Trian invested at least $700 million of capital (the representative size of Trian’s current activist investments) and where Trian (x) had a designee or nominee on the Board and/or (y) wrote a white paper” and met with management. The companies shown on this page do not represent all of the investments purchased or sold for Trian’s clients.

(6) This category includes all other investments made by Trian since Trian’s inception in November 2005 (through March 2015) in which funds managed by Trian held 4.2% or more of the company’s outstanding shares, the percentage that Trian held in chemical company Chemtura.

APPENDIX C: Third Party Statements

1.	“Nelson Peltz is of course a remarkable business man and an outstanding leader… He is the reason all of us know what Snapple is; and Wendy’s; and Arby’s; and he has re-organized older businesses allowing them to expand and to thrive – including Heinz, Kraft and many more.

And yet, unlike many other successful businessmen, he remembers what life is like for people such as our members who work on the frontlines. He knows it’s people on the front lines that are the keys to success for any business…

… Wherever we see Nelson Peltz, we see businesses that are adding jobs here in the United States… There is no better example than what happened this year at the Mott’s Apple Sauce Company… After some bad management decisions put hundreds of our members on the streets, we asked Nelson Peltz to intervene. In all my years of dealing with various business leaders – big, medium and small – I can tell you it is rare to see someone step up the way Nelson Peltz did.

As a result, we were able to save family-supporting jobs for hundreds of families in one of the most distressed areas of upstate New York.”

—Stuart Appelbaum, President, RWDSU

2.	“I enjoyed working with Nelson Peltz. He was a very positive and effective force on the board of Legg Mason and I learned a great deal from him. He really did his homework and came to board meetings with a lot of ideas and analysis that had been prepared by the Trian team. He was an excellent communicator and listener. He was focused on making Legg Mason a better company for the shareholders’ benefit. He also understood the importance of good corporate governance. He fit in fine.”

—Dennis R. Beresford, Executive in Residence at the Terry College of Business, University of Georgia, Board member of the National Association of Corporate Directors (NACD), and former Director of several public companies, including Legg Mason, Inc.

3.	“Nelson Peltz and Trian have played an important role in Wendy’s brand transformation and financial improvement. I greatly value the thought leadership and strategic insight that Nelson and the Trian team provide. Nelson and Trian are passionate advocates for the brand’s growth and success. We work collaboratively on key strategic decisions and our company benefits from Trian’s insight on financial and global opportunities.”

—Emil J. Brolick, President and CEO, The Wendy’s Company

4.	“Nelson Peltz and I served together on the Heinz board beginning in 2006 and have remained in touch since the company was sold in 2013. Nelson was an insightful and constructive presence on the Heinz board. He approached board and management relationships professionally and collegially. Nelson, in concert with other members of the Heinz board, made excellent strategic and operational recommendations and decisions which helped move Heinz forward.”

—Charles E. Bunch, Chairman and CEO, PPG Industries, Inc., and former Director of H.J. Heinz Company

5.	“Nelson Peltz and I worked closely together on the Legg Mason board. As a board member, Nelson was focused on improving operating results and strategy. There is no doubt that Nelson was an important contributor to Legg Mason’s turnaround.”

—John T. Cahill, Chairman and CEO, Kraft Foods Group, Lead Independent Director of American Airlines Group, Inc., Director of Colgate-Palmolive Company, and former Director of Legg Mason, Inc.

6.	“The name of Nelson Peltz appearing on a share register is not an immediate case for celebration for many chief executives.

As an activist investor, Mr Peltz has orchestrated change in many companies that he and his team have considered to be underperforming. Whilst the experience is always testing and sometimes irritating, the rationale for the challenge is invariably based on analytical study and the style of engagement relentless, but reasonable.

Whilst the role of the activist may not always be welcome, there is no doubt that the record of Mr Peltz in contributing to the creation of shareholder value over many years is indisputable.”

—Sir Roger Carr, Former Chairman, Cadbury plc

7.	“Nelson was a terrific colleague on the Heinz Board. His focus was on constructive contribution. He added keen insights and a colorful wit to our board discussions. Nelson is a problem solver who understands strategic opportunities and he works in a collegial manner with his fellow board members to achieve the company’s goals. I relished my experience working with Nelson.”

—Leonard Coleman, Former President, National League of Professional Baseball, and former Director of H.J. Heinz Company

8.	“As you will no doubt recall, the beginning of our relationship at Heinz began in a rather contentious period, marked by a high degree of skepticism. However I am pleased to report that since then we have been impressed at your commitment not only to improving the bottom line, but also to building new plants here in the United States, and expanding family-supporting jobs. We have come to truly respect and highly value your impressive approach to sales and marketing, which has led to long-term shareholder value for our funds… and economic security for our members.”

Certainly no one can argue with the strong performance of the company, even in very tumultuous times in the broader market. It is our view that this success is due in large part to the ways that all the major stakeholders came together to ensure that long-term investor needs are met. To be sure, if more companies I interact with were able to follow the Heinz model [where Nelson was a director], I believe we would have… fewer wasted resources spent on distracting fights that are not connected to growing our industries.”

—Bill Dempsey, Former Director, UFCW

9.	“I have nothing but positive things to say about Nelson Peltz in the boardroom. After a bruising proxy contest, the Heinz board welcomed Nelson, and we all came together working toward the common good to effect strong results. Nelson worked cooperatively to support Heinz’s efforts to create shareholder value. He was a constructive force and an important cohesive and collegial voice in the boardroom. I believe everyone on the Heinz board valued Nelson and his influence.”

—Edith Holiday, Former Director, H.J. Heinz Company, and current Director of various public companies

10.	“I have known Nelson Peltz for more than 10 years and he consistently acts with integrity. When I seek his advice, he brings a clear perspective on shareowner value to every discussion, he is always informed and interested in exchanging ideas. I always find our conversations to be helpful.”

—Jeff Immelt, Chairman and CEO, GE

11.	“I said to another CEO, who I won’t name who had called me and inquired about Nelson, that if I were to form the board today, Nelson would be one of the first directors I’d ask to serve because he is an insightful, communicative, enthusiastic, energetic and available director. I have never called him when he hasn’t called me right back. I’ve never called him when he wasn’t prepared to talk about something.”

—William R. Johnson, Former Chairman and CEO, H. J. Heinz Company, current Director of Emerson Electric Co., United Parcel Service, Inc. and PepsiCo, Inc. (effective March 23, 2015), and current Trian Advisory Partner (“The Innovation Playbook” by J.P. Donlon, Chief Executive Magazine, March 2008)

12.	“As a board member Nelson is about the numbers, about the data and how to make operating performance better, faster. He was collegial and open minded. He was focused on the best path to increase long term value.”

—Candace Kendle, Former Co-Founder and CEO, Kendle International, and former Director of H.J. Heinz Company

13.	“I have known Nelson Peltz for many years. He is a superb investor with singular judgment and he is a man of enormous character and integrity. I am grateful for the many times I’ve been the beneficiary of Nelson’s sound advice.”

—Kenneth Langone, American businessman and investor, and co-founder of The Home Depot

14.	“Nelson Peltz is a talented businessman, and I am pleased to be able to call him a friend. Over the many years that we have known one another, he has always given me thoughtful and frank advice.”

—Rupert Murdoch, Chairman and CEO, 21st Century Fox, and Executive Chairman and former CEO, News Corp.

15.	“In my short time on the Legg Mason board with Nelson Peltz, I found him to be a constructive director and consistently focused on the long term interests of shareholders.”

—John V. Murphy, Former CEO, Oppenheimer Funds Inc., and Lead Independent Director of Legg Mason, Inc.

16.	“Nelson Peltz and I have served together on several boards, including Heinz, where he played a critical role in Heinz’s buyout negotiations with Warren Buffett and 3G. He is absolutely one of the best business executives I have ever come across. Nelson is also a genuinely good person. I have nothing but highest praise for Nelson.”

—Dean R. O’Hare, Former Chairman and CEO, The Chubb Corporation, Director of AGL Resources and Fluor Corporation, and Former Director of H.J. Heinz Company and DFA Capital Management Inc.

17.	“Allegion was spun-off from Ingersoll Rand in December 2013. As an Ingersoll Rand board member, Nelson worked with us to craft a shareholder friendly governance structure that is an important element in keeping our leadership accountable for performance as a standalone entity. Nelson Peltz, the Trian team and Allegion believe that good corporate governance and good operational results go hand in hand. The results speak for themselves.”

—David Petratis, Chairman, President and CEO, Allegion, plc

18.	“Since joining our board in January 2014, Nelson has been a constructive participant in our board processes. His knowledge and experience in the food industry has added good value to our discussions.”

—Irene Rosenfeld, Chairman and CEO, Mondelēz International, Inc.

19.	“I have known Nelson for approximately 15 years. He is focused on one thing – creating shareholder value. While he can sometimes seem impatient, he is willing to roll up his sleeves and get involved in support of management teams. He is focused on helping to develop creativity and innovation within organizations and is a proponent of revenue growth with financial discipline. He and the team at Trian have created a lot of value over the years at a number of large cap companies.”

—Todd Stitzer, Chairman, Signet Jewelers, and former CEO, Cadbury plc

20.	“The key word in describing my relationship with Nelson is that it has been constructive. Nelson and I worked best together by being transparent and candid with each other, leveraging his experiences and that of his team as we worked through various challenges. My experience with Nelson and with Trian is they don’t become dogmatically entrenched on any particular approach to an issue, other than doing what’s in the best long term interest for shareholders. We really have what I would call a constructive relationship with Trian.”

—Joseph A. Sullivan, Chairman and CEO, Legg Mason, Inc.

21.	“I served with Nelson while he was on the Ingersoll Rand Board from August 2012 to June 2014. Nelson actively participated and brought more than 40 years of business and investment experience, including implementation of strategic and operational improvements at many of the companies with which he has been involved.”

—Richard Swift, Lead Director, Ingersoll-Rand plc

22.	“I have nothing but the highest regard for Nelson Peltz. We served together on the Heinz board and I found him constructive, open-minded and thoughtful. He played by the rules and was a positive influence. He had a lot of good ideas to help make Heinz a better company, including increased marketing and reducing corporate overhead. He definitely added value for all Heinz shareholders.”

—Thomas J. Usher, Former Chairman and CEO, United States Steel Corporation, non-executive Chairman of the board of Marathon Petroleum Corporation, Director of The PNC Financial Services Group, Inc. and PPG Industries, Inc., and former Director of H.J. Heinz Company

23.	“I got to know Nelson Peltz after Dr Pepper Snapple was spun off from Cadbury in May 2008. Trian was one of our largest shareholders at that time. I was always available, as with any shareholder, to talk with Nelson and enjoyed interacting with the Trian team. I deeply admire Nelson’s energy, not to mention his smarts and candor. He helped us strengthen our board and provided valuable insights into Snapple and several of our carbonated soft drinks, which he once owned. Nelson and I share a lot of the same business principles, like “cash is king.” I think more shareholders and board members should be like Nelson Peltz and Trian – engaged, innovative and working towards improving a company’s operations.”

—Larry D. Young, President and Chief Executive Officer, Dr Pepper Snapple Group, Inc.

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Forward-Looking Statements

These materials contain forward-looking statements.  All statements contained in these materials that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials or otherwise provided to you that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian. Although Trian believes that the assumptions underlying the projected results or forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the projected results or forward-looking statements included in these materials or otherwise provided to you will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in these materials or otherwise provided to you, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and plans expressed or implied by such projected results and forward-looking statements will be achieved. Trian will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in these materials or otherwise provided to you to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Fund Management, L.P. (“Trian”) and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”) together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com

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